AMENDMENT TO AGREEMENTS

This Amendment to the Loan and Security Agreement and related Promissory Note, as of June 8, 2010, is made by and between THERMO CREDIT LLC (hereinafter referred to as the “Secured Party”) and Flint Telecom Group, Inc. and all subsidiaries as reflected in the Agreements (“Debtor”), who hereby agree as follows:

WHEREAS, Secured Party and Debtor entered into a Loan and Security Agreement and a Promissory Note (hereinafter the “Agreements”) dated as of June 4, 2009 (all capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreements);

WHEREAS, the Secured Party and Debtor desire to amend the Agreements to modify certain terms and dates included in the original Agreements;

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, Debtor and Secured Party hereby mutually enter into this Amendment to the Agreements as follows:

1.	The Maturity Date as reflected in the Agreements dated June 4, 2009 is hereby changed from May 31, 2011 to March 31, 2012.

2.
Section 4 of the Promissory Note shall be amended as follows: all accrued and unpaid interest shall be paid no later than the 20th of each month beginning on June 20, 2010 and on or before the 20th of the month for the months of July through September 2010, and will be paid on or before the last day of each month thereafter.

3.
Section 4 of the Promissory Note, (Payment Schedule” shall be amended as follows: Provided Debtor completes the interest payment as set forth in Section 2 of this Amendment, there shall be a forbearance on principal payments until August 31, 2010, with the next principal payment of $100,000.00 due on August 31, 2010. Principal payments of $100,000.00 each shall be due on the last day of each month thereafter until the outstanding balance is paid in full.

4.
The first sentence of Section 1 of the Promissory Note is amended as follows: The Rate shall be the LESSER of (a) the MAXIMUM RATE or (b) FIFTEEN PERCENT (15%) with such amount to be adjusted from time to time based on the Prime Rate. However, the rate shall be EIGHTEEN PERCENT (18%) until August 31, 2010.

5.	The Commitment Fee of $20,000 that was due on June 4, 2010 shall be paid on August 31, 2010.

6.
The Debtor hereby certifies that all of the representations and warranties contained in the Agreement are true and correct as of the date thereof; that the Debtor is not in default under the Agreement; no event of default has occurred and is continuing; that Debtor has not breached any covenant contained in the Agreement; that the Agreement is in full force and effect as of the date hereof.

7.	Except as set forth above, all of the remaining terms, provisions and conditions of the Agreement shall remain in full force and effect.

8.
Simultaneous with Seller’s execution of the Agreement, Seller will pay to Secured party a $20,000.00 (1% of commitment) Commitment Fee on the extension of the Commitment to March 31, 2012, such amount to be paid on the first anniversary of the date of this Amendment. Such Commitment Fee is deemed fully earned upon execution of this Amendment.

9.
Simultaneous with Debtor’s execution of this Amendment, Debtor will pay to Secured party a $20,000.00 Waiver/ Forbearance Fee (1% of the balance outstanding as of the date such forbearance), such amount to be paid with the principal payment due on August 31, 2010.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the date first above written.

SECURED PARTY:
THERMO CREDIT, LLC

By: /s/ Jack V. Eumont, Jr.

Name:  Jack V. Eumont, Jr.

Title:   Executive Vice President

DEBTOR:
FLINT TELECOM GROUP, INC.

By: /s/ Bernard A. Fried

Name: Bernard A. Fried

Title: President